Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Smith & Nephew plc

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value of $0.20 per Ordinary Share ("Ordinary Shares")	(1)	457(a)	13,000,000	$13.1550	$171,015,000.00	0.0000870	$14,878.31
Equity	American Depositary Shares, each representing two Ordinary Shares ("ADSs")	(2)	Other	6,500,000	$0.00	$0.00	0.0000870	$0.00

Total Offering Amounts:						$171,015,000.00		14,878.31
Total Fee Offsets:								0.00
Net Fee Due:								$14,878.31

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of Registrant that become issuable under the Smith & Nephew U.S. Employee Stock Purchase Plan as a result of any stock dividend, stock split, recapitalization, or other similar transaction.
(2)	ADSs, evidenced by American Depositary Receipts ("ADRs") issuable upon deposit of Ordinary Shares of the Registrant, have been registered pursuant to a Registration Statement on Form F-6 filed with the Securities and Exchange Commission on September 23, 2019. Each ADS represents two Ordinary Shares.

Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low price for an ADR, as quoted on the New York Stock Exchange on October 2, 2026, which average was $26.31, and therefore, represents $13.155 per Ordinary Share.